Exhibit 3.46.2

LIMITED LIABILITY COMPANY AGREEMENT

OF

WE: WOMEN’S ENTERTAINMENT LLC

This Limited Liability Company Agreement (this “Agreement”) is executed and effective as of this 13th day of August, 2004, by AMERICAN MOVIE CLASSICS COMPANY LLC (the “Member”) as the sole member of WE: WOMEN’S ENTERTAINMENT LLC (the “Company”).

WHEREAS, the Company was formed on April 9, 1999, upon the filing of a Certificate of Formation in the Office of the Secretary of State of the State of Delaware.

NOW THEREFORE, the Member, by execution of this Agreement, does hereby continue the Company as a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), upon the following terms and conditions.

1. Name. The name of the limited liability company is WE: WOMEN’S ENTERTAINMENT LLC.

2. Purpose. The LLC is organized for the purpose of engaging (directly or through subsidiary or affiliated companies or both) in any businesses or activities that may lawfully be engaged in by a limited liability company formed under the Act.

3. Management. The sole member of the Company shall be AMERICAN MOVIE CLASSICS COMPANY LLC (acting through its duly authorized officers), which shall have all power and authority to act on behalf of the Company in all respects and shall be the sole authorized person within the meaning of the Act.

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, and all rights and remedies shall be determined under such laws without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the date first above written.

AMERICAN MOVIE CLASSICS COMPANY LLC, as Sole Member

By:	/s/ Joshua Sapan
Name: Joshua Sapan
Title: Manager